Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Pioneer Southwest Energy Partners L.P. for the registration of common units and debt securities and to the incorporation by reference therein of our reports dated February 28, 2012 with respect to the consolidated financial statements of Pioneer Southwest Energy Partners L.P., and the effectiveness of internal control over financial reporting of Pioneer Southwest Energy Partners L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 17, 2012